Exhibit 99.1

Unique Fabricating, Inc. Reports Fourth Quarter and Full Year 2016 Financial Results

Auburn Hills, MI - March 9, 2017 -- Unique Fabricating, Inc. ("Unique” or the "Company”)(NYSE MKT: UFAB), which engineers and manufactures multi-material foam, rubber, and plastic components utilized in noise, vibration and harshness management and air/water sealing applications for the automotive and industrial appliance market, today announced its financial results for the fourth quarter and twelve months ended January 1, 2017.
Full Year Financial Highlights and Recent Developments

•	Revenue of $170.5 million in full year 2016, up 19.0% compared to the $143.3 million in full year 2015

•
Net income of $6.7 million, or $0.69 and $0.68 per basic and diluted share, respectively, in full year 2016, compared to $5.0 million, or $0.62 and $0.60 per basic and diluted share, respectively in full year 2015

•
Adjusted EBITDA of $19.0 million in full year 2016, including $5.7 million for non-cash charges specifically related to depreciation and amortization and non-cash stock awards, compared to $15.6 million in full year 2015, including $4.1 million for non-cash charges specifically related to depreciation and amortization and non-cash stock awards(1)

•	Adjusted diluted earnings per share of $0.78 in full year 2016 versus $0.76 in full year 2015(1)

•
Awarded another new program order by a major German OEM for its TwinShape® foam duct to be installed in two popular mid-size SUVs beginning in the second half of 2018 and in a new full-size SUV that is being introduced in 2019

(1) For a reconciliation of GAAP to Non-GAAP results for Adjusted EBITDA and Adjusted diluted earnings per share please refer to the financial tables below.

“We grew revenues to record levels in 2016 as result of increased product content per vehicle, new program launches and the integration of an accretive acquisition,” said John Weinhardt, Chief Executive Officer. “Growing demand from automotive manufacturers for greater fuel efficiency and the need for quieter vehicles continues to drive demand for our multi-material foam, rubber and plastic components.”

“The investments we have made, and continue to make, to expand our product offering and scale our operations position us well to capitalize on the strong and growing demand for our products in 2017 and beyond,” Weinhardt added. “The integration of Great Lakes Foam Technologies, Inc. and Intasco Corporation are proceeding according to plan and we will continue to opportunistically evaluate accretive acquisitions that can broaden our solutions offering and expand our reach into new markets, helping to diversify our revenues and further strengthen our free cash flow."

Fourth Quarter Financial Summary

Total revenue for the quarter ended January 1, 2017 increased to $43.7 million, up 22.6%, or $8.1 million from $35.6 million during the same period last year. The increase was driven by the acquisition of Intasco which closed on April 29, 2016, as well as from the introduction of new products and increased market penetration, but was offset by lower sales due to extended assembly plant holiday shutdowns at various OEMs to correct excessive inventory of certain models during the fourth quarter.

Gross profit for the quarter period ended January 1, 2017 was $9.6 million, or 22.0% of total revenue, compared to $8.2 million, or 22.9% of total revenues, for the corresponding period last year. The decrease in gross margin as a percentage of sales was primarily a result of extended Christmas shutdowns by some vehicle OEMs to address excessive inventory of certain models, higher employee benefit costs, and the impact of an unexpected equipment failure at one of the Company’s plants, causing us to shift production of certain products to less efficient machines and leading to increased overtime labor costs due to capacity constraints.

Net income for the quarter ended January 1, 2017 was $1.7 million, or $0.18 and $0.17 per basic and diluted share, respectively, compared to $1.0 million, or $0.10 per basic and diluted share, in the fourth quarter of 2015. The increase in net income was primarily due to higher sales quarter over quarter, partially offset by lower gross profit as a percentage of sales as described above, as well as the impact of a stronger US dollar against our hedged Mexican Peso position.

Adjusted EBITDA for the quarter ended January 1, 2017 was $4.3 million compared to $3.5 million in the fourth quarter of 2015. The increase is primarily a result of earnings generated from higher sales. Please refer to the financial tables below for a reconciliation of GAAP to Non-GAAP results.

Adjusted diluted earnings per share for the quarter ended January 1, 2017 was $0.17 compared to $0.15 in the fourth quarter of 2015. The increase is primarily a result of higher earnings, partially offset by the margin decline described above, and the increase in shares outstanding as a result of the Company’s initial public offering in July 2015. The diluted weighted average shares outstanding increased from approximately 9.8 million in the third quarter last year to approximately 9.9 million this year. Please refer to the financial tables below for a reconciliation of GAAP to Non-GAAP results.

Further non-cash purchase accounting impacts associated with the Company's acquisitions are detailed in the Purchase Accounting Impacts and Other Effects table below accompanying this release.

Full Year 2016 Financial Summary

Total revenue for full year 2016 increased to $170.5 million, up 19.0%, or $27.2 million from $143.3 million for the full year 2015. The increase was primarily related to the acquisitions of Intasco which closed on April 29, 2016 and Great Lakes Foam Technologies, Inc. which closed on August 31, 2015, as well as from the introduction of new products and increased market penetration.

Gross profit for full year 2016 was $39.5 million, or 23.2% of total revenues, compared to $33.8 million, or 23.6% of total revenues, in the comparable period last year. The decrease in gross margin as a percentage of sales is mainly due to increases in health insurance claims paid under Unique's self-insured benefits plan, increased depreciation and labor costs as the Company was adding capacity and making investments to meet expected future demand, and continuous improvement related costs that management expects to benefit Unique in future quarters.

Net income for full year 2016 was $6.7 million, or $0.69 per basic and $0.68 per diluted share, respectively, compared to $5.0 million, or $0.62 per basic and $0.60 per diluted share, respectively, in full year 2015.

Adjusted EBITDA for full year 2016 was $19.0 million compared to $15.6 million for full year 2015. The increase is primarily a result of earnings generated from higher sales in this year, partially offset by the gross margin decline noted above. Please refer to the financial tables below for a reconciliation of GAAP to Non-GAAP results.

Adjusted diluted earnings per share for full year 2016 was $0.78 compared to $0.76 in full year 2015. The increase is primarily a result of earnings generated from higher sales in the year, partially offset by an increase in shares outstanding as a result of the Company’s initial public offering in July 2015. The diluted weighted average shares outstanding increased from approximately 8.4 million in the full year 2015 to approximately 9.9 million this year. Please refer to the financial tables below for a reconciliation of GAAP to Non-GAAP results.

Further non-cash purchase accounting impacts associated with the Company's acquisitions are detailed in the Purchase Accounting Impacts and Other Effects table below accompanying this release.

Balance Sheet Summary
As of January 1, 2017 the Company had approximately $706,000 in cash and cash equivalents, as compared to January 3, 2016, when the Company had $727,000 in cash and cash equivalents.

Total debt outstanding as of January 1, 2017 was $50.6 million compared to $31.0 million as of January 3, 2016.

As of January 1, 2017, the Company had $9.4 million of available unused capacity, further subject to borrowing base restrictions and outstanding letters of credit, under its $30.0 million revolving credit facility.
2017 Outlook
Management reaffirms expectations for:

•	Full year 2017 revenue of $183 million to $187 million

•	Full year 2017 adjusted diluted earnings per share of $0.90 to $0.94

•	Full year 2017 adjusted EBITDA of $22.0 million to $23.0 million
Quarterly Results Conference Call
Unique Fabricating will host a conference call and live webcast to discuss these results today at 9:00 a.m. Eastern Time. To access the call, please dial 1-877-705-6003 (toll-free) or 1-201-493-6725 and reference conference ID 13655797. The conference call will also be webcast live on the Investor Relations section of the company's website at http://uniquefab.investorroom.com

Following the conclusion of the live call, a replay of the webcast will be available on the Investor Relations section of the Company's website for at least 90 days. A telephonic replay of the conference call will also be available from 12:00PM ET on March 9, 2017 until 11:59PM ET on March 16, 2017 by dialing 1-844-512-2921 (United States) or 1-412-317-6671 (international) and using the pin number 13655797.
About Unique Fabricating, Inc.
Unique Fabricating, Inc. (NYSE MKT: UFAB) engineers and manufactures components for customers in the automotive and industrial appliance market. The Company’s solutions are comprised of multi-material foam, rubber, and plastic components and utilized in noise, vibration and harshness (NVH) management, acoustical management, water and air sealing, decorative and other functional applications. Unique leverages proprietary manufacturing processes including die cutting, thermoforming, compression molding, fusion molding, and reaction injection molding to manufacture a wide range of products including air management products, heating ventilating and air conditioning (HVAC), seals, fender stuffers, air ducts, acoustical insulation, door water shields, gas tank pads, light gaskets, topper pads, mirror gaskets and glove box liners. The Company is headquartered in Auburn Hills, Michigan. For more information, visit http://www.uniquefab.com/.
About Non-GAAP Financial Measures
We present Adjusted EBITDA and Adjusted Diluted Earnings Per Share in this press release to provide a supplemental measure of our operating performance. We define Adjusted EBITDA as earnings before interest expense, income tax expense, depreciation and amortization expense, non-cash stock award, non-recurring integration expense, non-recurring step-up of inventory basis to fair market value, non-recurring IPO costs, transaction fees related to our acquisitions, restructuring expenses, and a one-time gain on the sale of the Murfreesboro building. We calculate Adjusted Diluted Earnings Per Share based upon earnings before non-cash stock awards, non-recurring expenses, transaction fees, and restructuring expenses, including the tax impact associated with these adjusting items. We believe that Adjusted EBITDA and Adjusted Diluted Earnings Per Share are useful performance measures used by us to facilitate a comparison of our operating performance and earnings on a consistent basis from period-to-period and to provide for a more complete understanding of factors and trends affecting our business than measures under generally accepted accounting principles in the United States of America (GAAP) can provide alone. Our board and management also use Adjusted EBITDA as one of the primary methods for planning and forecasting overall expected performance and for evaluating on a quarterly and annual basis actual results against such expectations, and as a performance evaluation metric in determining achievement of certain compensation programs and plans for Company management. In addition, the financial covenants in our senior secured credit facility are based on Adjusted EBITDA, as presented in this press release, subject to dollar limitations on certain adjustments and certain other addbacks permitted by our senior secured credit facility. These non-GAAP financial measures may have limitations as analytical tools, and these measures should not be considered in isolation as a substitute for analysis of Unique Fabricating's results as reported under GAAP.
Safe Harbor Statement
Except for the historical information contained herein, the matters discussed in this news release include forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. Forward-looking statements relate to future events or to future financial performance and involve known and unknown risks, uncertainties, and other factors that may cause the Company's or the Company's industry's actual results, levels of activity, performance or achievements including statements relating to the Company’s 2017 Outlook to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by this press release. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “outlook,” and similar expressions are used to identify these forward looking statements. Such forward-looking statements include statements regarding, among other things, our expectations about revenue, Adjusted EBITDA, and adjusted diluted earnings per share. All such forward-looking statements are based on management’s present expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, those discussed in our Annual Report on Form 10-K, for the year ended January 1, 2017 filed with the Securities and Exchange Commission and in particular the Section entitled “Risk Factors” in the Annual Report on Form 10-K, as well as any updates to those risk factors filed from time to time in our periodic and current reports filed with the Securities and Exchange Commission. All statements contained in this press release are made as of the date of this press release, and Unique Fabricating does not intend to update this information, unless required by law. Reference to the Company’s website above does not constitute incorporation of any of the information thereon into this press release.

Investor Contact:
Hayden IR
Brett Maas/Rob Fink
646-536-7331/646-415-8972
ufab@haydenir.com
Source: Unique Fabricating, Inc.

UNIQUE FABRICATING, INC.
Consolidated Statements of Operations

	Thirteen Weeks Ended January 1, 2017		Thirteen Weeks Ended January 3, 2016	Fifty-Two Weeks Ended January 1, 2017	Fifty-Two Weeks Ended January 3, 2016
	(Unaudited)		(Unaudited)
Net sales	$43,678,664		$35,627,452	$170,462,953	$143,309,634
Cost of sales	34,075,729		27,456,393	130,918,486	109,488,101
Gross profit	9,602,935		8,171,059	39,544,467	33,821,533
Selling, general, and administrative expenses	6,855,832		6,105,103	27,524,453	23,372,201
Restructuring expenses	—	—	374,230	35,054	374,230
Operating income	2,747,103		1,691,726	11,984,960	10,075,102
Non-operating income (expense)
Investment income	—		—	—	230
Other income	116,958		4,234	91,755	23,021
Interest expense	(395,733)		(317,988)	(2,134,976)	(2,755,091)
Total non-operating expense, net	(278,775)		(313,754)	(2,043,221)	(2,731,840)
Income – before income taxes	2,468,328		1,377,972	9,941,739	7,343,262
Income tax expense	737,230		372,761	3,257,619	2,314,324
Net income	$1,731,098		$1,005,211	$6,684,120	$5,028,938
Net income per share
Basic	$0.18		$0.10	$0.69	$0.62
Diluted	$0.17		$0.10	$0.68	$0.60
Cash dividends declared per share	$0.15		$0.15	$0.60	$0.30

UNIQUE FABRICATING, INC.
Consolidated Balance Sheets

	January 1, 2017	January 3, 2016
Assets
Current Assets
Cash and cash equivalents	$705,535	$726,898
Accounts receivable – net	26,887,945	20,480,186
Inventory – net	16,731,608	14,585,611
Prepaid expenses and other current assets:
Prepaid expenses and other	2,087,069	1,494,697
Refundable taxes	783,139	55,477
Deferred tax asset	—	1,063,721
Assets held for sale	—	2,033,327
Total current assets	47,195,296	40,439,917
Property, Plant, and Equipment – Net	21,197,922	18,761,178
Goodwill	28,871,179	19,213,958
Intangible Assets	23,758,342	20,139,213
Other assets
Investments – at cost	1,054,120	1,054,120
Deposits and other assets	266,369	120,742
Deferred tax asset	193,577	—
Total assets	$122,536,805	$99,729,128
Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$13,451,816	$11,430,662
Current maturities of long-term debt	2,405,446	2,519,069
Income taxes payable	610,825	—
Accrued compensation	2,734,155	2,283,833
Other accrued liabilities	1,065,740	1,159,028
Other liabilities	168,880	—
Total current liabilities	20,436,862	17,392,592
Long-term debt – net of current portion	28,029,041	13,906,993
Line of credit	20,176,058	14,595,093
Other long-term liabilities
Deferred tax liability	3,836,281	5,774,452
Other liabilities	—	46,874
Total liabilities	72,478,242	51,716,004
Stockholders’ Equity
Common stock, $0.001 par value – 15,000,000 shares authorized and 9,719,772 and 9,591,860 issued and outstanding at January 1, 2017 and January 3, 2016, respectively	9,720	9,592
Additional paid-in-capital	45,525,237	44,352,188
Retained earnings	4,523,606	3,651,344
Total stockholders’ equity	50,058,563	48,013,124
Total liabilities and stockholders’ equity	$122,536,805	$99,729,128

UNIQUE FABRICATING, INC.
Consolidated Condensed Statements of Cash Flows

	Fifty-Two Weeks Ended January 1, 2017	Fifty-Two Weeks Ended January 3, 2016
Cash Flows from Operating Activities
Net income	$6,684,120	$5,028,938
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,501,674	3,903,429
Amortization of debt issuance costs	127,556	269,629
(Gain) loss on sale of assets	(126,631)	48,135
Loss on extinguishment of debt	60,202	386,552
Bad debt adjustment	(274,364)	(36,811)
Loss (gain) on derivative instruments	22,193	(39,638)
Stock option expense	166,476	205,845
Deferred income taxes	(1,165,649)	(496,427)
Changes in operating assets and liabilities that provided (used) cash:
Accounts receivable	(3,987,313)	(694,902)
Inventory	339,784	(2,981,751)
Prepaid expenses and other assets	(1,291,654)	6,005
Accounts payable	1,329,599	(158,202)
Accrued and other liabilities	375,280	(359,982)
Net cash provided by operating activities	7,761,273	5,080,820
Cash Flows from Investing Activities
Purchases of property and equipment	(3,362,014)	(3,565,578)
Proceeds from sale of property and equipment	2,187,366	73,847
Acquisition of Intasco, net of cash acquired	(21,030,795)	—
Working capital adjustment from acquisition of Intasco	212,823	—
Acquisition of Great Lakes Foam Technologies, Inc., net of cash	—	(11,819,991)
Working capital adjustment from acquisition of Great Lakes Foam Technologies, Inc.	—	(127,401)
Net cash used in investing activities	(21,992,620)	(15,439,123)
Cash Flows from Financing Activities
Net change in bank overdraft	548,892	660,447
Proceeds from debt	32,000,000	—
Payments on term loans	(2,444,071)	(15,151,028)
Proceeds from revolving credit facilities	5,690,487	5,834,326
Debt issuance costs	(514,441)	—
Pay-off of old senior credit facility term debt	(15,375,000)	—
Post acquisition payments for Unique Fabricating	—	(755,018)
Proceeds from the issuance of common stock pursuant to initial public offering	—	25,673,750
Payment of initial public offering costs	—	(3,452,674)
Proceeds from exercise of stock options and warrants	115,975	397,071
Distribution of cash dividends	(5,811,858)	(2,877,717)
Net cash provided by financing activities	14,209,984	10,329,157
Net Decrease in Cash and Cash Equivalents	(21,363)	(29,146)
Cash and Cash Equivalents – Beginning of period	726,898	756,044

Cash and Cash Equivalents – End of period	$705,535	$726,898
Supplemental Disclosure of Cash Flow Information – Cash paid for
Interest	$1,552,619	$2,588,894
Income taxes	$3,750,845	$2,619,977
Supplemental Disclosure of Cash Flow Information – Non cash investing and financing activities for
Common stock issued for purchase of Intasco USA, Inc.	$890,726	$—
Accretion on redeemable common stock	$—	$1,364,031

UNIQUE FABRICATING, INC.
Reconciliation of GAAP Net Income to Adjusted EBITDA

	Thirteen Weeks Ended January 1, 2017	Thirteen Weeks Ended January 3, 2016	Fifty-Two Weeks Ended January 1, 2017	Fifty-Two Weeks Ended January 3, 2016
GAAP Net income	$1,731,098	$1,005,211	$6,684,120	$5,028,938
Plus: Interest expense, net	395,733	317,988	2,134,796	2,755,091
Plus: Income tax expense	737,230	372,761	3,257,619	2,314,324
Plus: Depreciation and amortization	1,505,202	1,140,805	5,501,674	3,903,429
Plus: Non-cash stock award	39,743	45,081	166,476	205,845
Plus: Non-recurring integration expenses	68,257	54,686	173,170	86,873
Plus: Non-recurring step-up of inventory basis to fair market value	—	56,148	318,518	146,191
Plus: Non-recurring IPO costs	—	—	—	230,000
Plus: Transaction fees	8,118	129,535	866,806	545,384
Plus: Restructuring expenses	—	374,230	35,054	374,230
Less: Gain on sale of building	$(147,414)	$—	$(147,414)	$—
Adjusted EBITDA	$4,337,967	$3,496,445	$18,990,819	$15,590,305

UNIQUE FABRICATING, INC.
Reconciliation of GAAP Net Income to Adjusted Diluted Earnings Per Share

	Thirteen Weeks Ended January 1, 2017	Thirteen Weeks Ended January 3, 2016	Fifty-Two Weeks Ended January 1, 2017	Fifty-Two Weeks Ended January 3, 2016
GAAP Net income	$1,731,098	$1,005,211	$6,684,120	$5,028,938
Plus: Non-cash stock award	39,743	45,081	166,476	205,845
Plus: Non-recurring integration expenses	68,257	54,686	173,170	86,873
Plus: Non-recurring step-up of inventory basis to fair market value	—	56,148	318,518	146,191
Plus: Non-recurring IPO costs	—	—	—	230,000
Plus: Transaction fees	8,118	129,535	866,806	545,384
Plus: Debt extinguishment costs	—	—	60,202	386,552
Plus: Restructuring expenses	—	374,230	35,054	374,230
Less: Gain on sale of building	(147,414)	—	(147,414)	—
Less: Tax impact	9,411	(178,450)	(428,091)	(622,465)
Adjusted Net income	$1,709,213	$1,486,441	$7,728,841	$6,381,548

Diluted weighted average shares outstanding	9,927,716	9,822,053	9,896,283	8,426,937
Net income per share
Diluted - GAAP	$0.17	$0.10	$0.68	$0.60
Diluted - Adjusted	$0.17	$0.15	$0.78	$0.76

UNIQUE FABRICATING, INC.
Purchase Accounting Impacts and Other Effects

	Thirteen Weeks Ended January 1, 2017	Thirteen Weeks Ended January 3, 2016	Fifty-Two Weeks Ended January 1, 2017	Fifty-Two Weeks Ended January 3, 2016
Non-cash purchase accounting impacts
Customer relationships amortization	$837,523	$605,144	$3,045,746	$2,067,981
Trade name amortization	72,926	55,664	269,130	222,655
Non-compete amortization	44,162	81,332	176,648	233,617
Unpatented technology	76,529	—	206,040	—
Less: Tax impact	(303,881)	(200,756)	(1,165,626)	(777,589)
Net income effect	$727,259	$541,384	$2,531,938	$1,746,664

Net income per share impact
GAAP - Basic	$0.07	$0.06	$0.26	$0.21
GAAP - Diluted	$0.07	$0.06	$0.26	$0.21